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                                                                     EXHIBIT 8.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]


                               December 22, 1999


JDS Uniphase Corporation
163 Baypointe Parkway
San Jose, CA  95134

Ladies and Gentlemen:

                We have acted as counsel to the JDS Uniphase Corporation ("JDS Uniphase"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Vintage Acquisition, Inc. ("Merger Sub"), a Delaware corporation and a direct wholly-owned subsidiary of JDS Uniphase, with and into Optical Coating Laboratory, Inc., a Delaware corporation ("Optical Coating Laboratory"), pursuant to an Agreement and Plan of Reorganization and Merger dated as of November 3, 1999 (the "Merger Agreement") by and among JDS Uniphase, Merger Sub and Optical Coating Laboratory. The Merger is described in the Registration Statement of JDS Uniphase on Form S-4, as amended (the "Registration Statement") filed on December 22, 1999, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the proxy statement and prospectus of Optical Coating Laboratory and JDS Uniphase (the "Proxy Statement/Prospectus").

                In that connection, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and as contemplated by the Proxy Statement/Prospectus and (ii) the truth and accuracy, on the date of the Merger Agreement and on the date hereof, of the representations and warranties made by JDS Uniphase, Merger Sub and Optical Coating Laboratory in the Merger Agreement.

                Based upon and subject to the foregoing, it is our opinion that the discussion contained in the Registration Statement under the caption "THE MERGER-Material United States Federal Income Tax Considerations of the Merger", subject to the limitations and qualifications described therein, sets forth the material federal income tax consequences generally applicable to the stockholders of Optical Coating


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JDS UNIPHASE CORPORATION
December 22, 1999
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Laboratory as a result of the Merger. Because this opinion is being delivered prior to the effective time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the Federal income tax consequences of the Merger or that contrary positions may not be asserted by the Internal Revenue Service.

                This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

                We hereby consent to the use of our name under the caption "THE MERGER-Material United States Federal Income Tax Considerations of the Merger" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/  Morrison & Foerster LLP